Exhibit 99.1

ARMSTRONG FLOORING REPORTS THIRD QUARTER 2017 RESULTS

- Net Sales of $308.5 Million

- Net Loss of $18.7 Million

- Adjusted EBITDA of $25.5 Million and Adjusted Net Income of $5.3 Million

- Repurchased $25.6 Million of Stock Under Share Repurchase Program

- Completed Previously-Announced Closing of Two Wood Flooring Manufacturing Facilities in October

- Expanded Production of Luxury Vinyl Tile to a Repurposed Existing Resilient Sheet Plant in October

- Confirms Adjusted EBITDA Outlook for Full Year 2017

Lancaster, PA, November 6, 2017. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the third quarter ended September 30, 2017.

Don Maier, Chief Executive Officer, commented, “Third quarter 2017 results were in line with our expectations, helped by double-digit sales growth in Luxury Vinyl Tile (“LVT”) and the ongoing integration of our recently acquired Vinyl Composition Tile (“VCT”) assets. However, market pressures in our legacy product portfolio remain, and we are aggressively working to improve our competitive position. We maintained our focus on innovation-based growth initiatives, including the extension of our Diamond 10® Technology Coating onto wood products. Building on our continued success in LVT, we repurposed a portion of our Stillwater, Oklahoma resilient sheet plant to expand our domestic production of LVT. In October, we completed the previously announced closing of two wood flooring facilities, which we expect to improve our cost position by $8 million to $10 million annually. Beyond these operational enhancements, we continue to build value through our share repurchase efforts, totaling $40 million year to date. While challenging market conditions are expected to persist through year end, we are reaffirming our adjusted EBITDA outlook for the full year, and our commitment to achieving a 10% EBITDA margin by 2020 under a range of growth scenarios is unchanged.”

Third Quarter of 2017 Results Compared with Third Quarter of 2016 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended September 30,
	2017	2016	Change
Net sales	$308.5	$313.4	(1.6%)
Operating (loss) income	($30.1)	$16.2	NM
Net (loss) income	($18.7)	$9.3	NM
Diluted (loss) income per share	($0.70)	$0.33	NM
Adjusted EBITDA	$25.5	$32.4	(21.4%)
Adjusted EBITDA margin	8.3%	10.3%	(200) bps
Adjusted net income	$5.3	$12.1	(56.3%)
Adjusted diluted income per share	$0.20	$0.43	(53.8%)

In the third quarter of 2017, net sales were $308.5 million as compared to $313.4 million in the third quarter of 2016, primarily as a result of a decline in net sales in the Wood Flooring segment.

Third quarter 2017 net loss was $18.7 million, or loss per diluted share of $0.70, as compared to net income of $9.3 million, or earnings per diluted share of $0.33, in the prior year quarter. In the third quarter of 2017, the Company incurred pre-tax costs totaling $36.2 million, resulting from a non-cash impairment of $12.5 million related to the Bruce® trademark and $23.7 million of expense in connection with the previously announced closing of two manufacturing facilities in its Wood Flooring segment. Adjusted net income was $5.3 million, or $0.20 per diluted share, as compared to $12.1 million, or $0.43 per diluted share, in the prior year quarter.

Third quarter 2017 adjusted EBITDA was $25.5 million, as compared to $32.4 million in the prior year quarter, with the decline primarily attributable to the impact of lower Wood Flooring segment net sales combined with increased raw material input cost inflation, partly offset by lower SG&A.

Resilient Flooring Segment

	Three Months Ended September 30,
(Dollars in millions)	2017	2016	Change
Net sales	$194.4	$190.2	2.2%
Operating income	$8.5	$11.9	(28.6%)
Adjusted EBITDA	$21.2	$22.9	(7.4%)
Adjusted EBITDA margin	10.9%	12.1%	(120) bps

Net sales were $194.4 million as compared to $190.2 million in the prior year period. Net sales increased primarily due to stronger volumes in LVT and VCT, which more than offset lower price across most categories. The improvement in VCT sales was the result of the recent acquisition of the VCT assets of Mannington Mills and higher distributor inventory levels.

Operating income was $8.5 million in the quarter as compared to $11.9 million in the prior year quarter. Adjusted EBITDA was $21.2 million as compared to $22.9 million in the prior year quarter, primarily attributable to the decline in price, unfavorable mix and higher input costs, which were partly offset by lower SG&A.

Wood Flooring Segment

	Three Months Ended September 30,
(Dollars in millions)	2017	2016	Change
Net sales	$114.1	$123.2	(7.4%)
Operating (loss) income	($38.6)	$4.3	NM
Adjusted EBITDA	$4.2	$9.4	(55.3%)
Adjusted EBITDA margin	3.7%	7.6%	(390) bps

Net sales were $114.1 million as compared to $123.2 million in the prior year quarter with the decline driven by lower volumes, primarily in solid wood. Volume was impacted in the strategic retail customer channel, which is expected to continue through the first half of 2018. Favorable mix offset a decline in price, which was modestly lower in response to industry price pressure.

Operating loss was $38.6 million, compared to operating income of $4.3 million in the prior year quarter. Operating income in the third quarter 2017 included the previously mentioned pre-tax costs of $36.2 million. Adjusted EBITDA was $4.2 million as compared to $9.4 million in the prior year quarter, primarily attributable to the impact of lower net sales and higher manufacturing costs.

As previously announced, in August 2017 the Company initiated steps to consolidate its Wood Flooring manufacturing network through the planned closing of a solid wood plant and an engineered wood plant, which was completed in October. This decision was made primarily to rationalize the plant network in response to challenging demand and to take advantage of significant productivity benefits realized in the Wood Flooring segment during the past several years. In connection with the plant closures, the Company expects to incur one-time, pre-tax cash expenditures in 2017 totaling $3 million to $5 million, of which $2.7 million of cash expenditures were recognized in the third quarter of 2017. Annual pre-tax savings from these actions are expected to be in the range of $8 million to $10 million.

Share Repurchase Program

During the third quarter of 2017, the Company repurchased approximately 1.7 million shares at an aggregate value of $25.6 million under its share repurchase program. Since inception of the share repurchase program in March 2017, the Company has repurchased approximately 2.5 million shares at an aggregate value of $40.0 million.

Full Year 2017 Outlook

For the full year 2017 the Company continues to expect adjusted EBITDA to be in the range of $60 million to $70 million. The Company expects capital expenditures to be in the range of $40 million to $45 million, as compared to a prior approximation of $45 million.

Conference Call and Webcast

The Company will host a live webcast and conference call to review third quarter results on Monday, November 6, 2017 at 11:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13671614.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play SM. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 15 manufacturing facilities in three countries and employs approximately 3,700 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net sales	$308.5	$313.4	$871.0	$921.5
Cost of goods sold	276.8	243.4	735.1	736.4

Gross profit	31.7	70.0	135.9	185.1
Selling, general, and administrative expense	49.3	53.8	153.2	157.0
Intangible asset impairment	12.5	—	12.5	—

Operating (loss) income	(30.1)	16.2	(29.8)	28.1
Interest expense	0.8	0.6	2.0	1.3
Other expense	0.1	0.3	0.1	2.1

(Loss) Income from continuing operations before income taxes	(31.0)	15.3	(31.9)	24.7
Income tax (benefit) expense	(12.3)	6.0	(10.8)	10.9

(Loss) Income from continuing operations	(18.7)	9.3	(21.1)	13.8
Net gain from discontinued operations	—	—	—	1.7

Net (loss) income	$(18.7)	$9.3	$(21.1)	$15.5

Weighted average number of common shares outstanding - Basic	26.8	27.9	27.5	27.8

Basic earnings (loss) per share of common stock	$(0.70)	$0.33	$(0.76)	$0.56

Weighted average number of common shares outstanding - Diluted	26.8	28.3	27.5	28.1

Diluted earnings (loss) per share of common stock	$(0.70)	$0.33	$(0.76)	$0.55

Condensed Consolidated Balance Sheet

(Unaudited)

(Dollars in millions)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash	$43.6	$30.6
Accounts and notes receivable, net	85.1	76.0
Inventories, net	264.5	272.1
Income tax receivable	4.3	2.4
Prepaid expenses and other current assets	21.5	23.8
Total current assets	419.0	404.9
Property, plant, and equipment, net	421.1	445.2
Prepaid pension costs	0.1	0.2
Intangible assets, net	62.1	42.6
Deferred income taxes	5.8	4.5
Other non-current assets	6.9	7.0

Total assets	$915.0	$904.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$156.5	$163.0
Income taxes payable	0.9	0.4

Total current liabilities	157.4	163.4
Long-term debt	96.1	21.2
Postretirement benefit liabilities	72.1	75.5
Pension benefit liabilities	4.0	1.6
Other long-term liabilities	9.7	9.1
Noncurrent income taxes payable	0.5	1.7
Deferred income taxes	6.2	8.4

Total liabilities	346.0	280.9
Total stockholders’ equity	569.0	623.5

Total liabilities and stockholders’ equity	$915.0	$904.4

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to the non-GAAP results for periods prior to the Company’s separation from its former parent. For periods ending prior to April 1, 2016, the pro forma adjustments represent estimated incremental expenses that would have been incurred had the separation occurred on January 1, 2015 with equivalent outstanding borrowings; for the first quarter of 2016, the pro forma adjustment removes expenses allocated to the Company by its former parent that are not indicative of the estimated expenses the Company would incur post-separation. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)
	Three Months Ended September 30,
	2017			2016
	Total	Resilient	Wood	Total	Resilient	Wood
Net Income	($18.7)			$9.3
Interest Expense	0.8			0.6
Other Expense	0.1			0.3
Taxes	(12.3)			6.0

Operating Income (Loss)	(30.1)	8.5	(38.6)	16.2	11.9	4.3
Depreciation and amortization	35.8	10.7	25.1	11.9	8.3	3.6
Intangible asset impairment	12.5	—	12.5	—	—	—
Expense related to plant closures, cost reductions, acquisition, and multilayered wood flooring duties	5.1	0.1	5.0	2.1	1.0	1.1
U.S. pension expense	2.2	1.8	0.4	2.2	1.8	0.4
Adjusted EBITDA	$25.5	$21.2	$4.2	$32.4	$22.9	$9.4

	Three Months Ended September 30,
	2017		2016
	$ million	Per diluted share	$ million	Per diluted share
Net Income	($18.7)	($0.70)	$9.3	$0.33
Expenses related to plant closures (including accelerated depreciation), cost reductions, acquisition, and multilayered wood flooring duties	23.8		2.1
Intangible asset impairment	12.5		—
U.S. pension expense	2.2		2.2
Other Expense	0.1		0.3
Tax impact of adjustments at statutory rate	(14.7)		(1.7)

Adjusted Net Income	$5.3	$0.20	12.1	$0.43

Columns may not foot due to rounding.